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                                  Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT

NewMil Bank, a Connecticut state chartered savings bank.

Subsidiaries of NewMil Bank:
Asset Recovery Management Company, a Connecticut Corporation.
New Mil Asset Company, a Connecticut Corporation.
NewMil Mortgage Company, a Connecticut Corporation.